June 15, 2012

Wells Fargo Funds Trust

           Re:        Tax-Free Reorganization Opinion

Ladies and Gentlemen:

We have acted as special tax counsel to Wells Fargo Funds Trust (“WFFT”), a Delaware statutory trust the series of which qualify as “regulated investment companies” within the meaning of Section 851 of the Internal Revenue Code of 1986, as amended (the “Code”), in connection with that certain Agreement and Plan of Reorganization, dated as of March 26, 2012 (the “Plan”), pursuant to which a series of WFFT, the Wells Fargo Advantage Strategic Large Cap Growth Fund (the “Target Fund”), shall combine with another series of WFFT (the “Acquiring Fund”).  Pursuant to the Plan, the Acquiring Fund shall acquire all of the assets and assume liabilities of the Target Fund in exchange for shares of stock of the Acquiring Fund (the “Reorganization”). You have asked for our opinion on certain U.S. federal income tax consequences of the Reorganization. This opinion is solely for the benefit of the Acquiring Fund, the Target Fund and their respective shareholders, and may not be relied upon by, nor may copies be delivered to, any other person without our prior written consent. Unless otherwise indicated, capitalized terms not defined herein shall have the meanings ascribed to them (or defined by reference) in the certificate delivered to us by WFFT for itself and on behalf of the Acquiring Fund and the Target Fund (the “Certificate of Representations”).

In our capacity as special tax counsel to WFFT and for purposes of rendering this opinion, we have examined and relied upon, with your consent: (i) the Plan, (ii) the Certificate of Representations, (iii) the Prospectus/Proxy, and (iv) such other documents we considered relevant to our analysis. We have assumed that all parties to the Plan and to any other documents examined by us have acted, and will act, in accordance with the terms of the Plan and such other documents without waiver of material terms or conditions set forth therein. In our examination of documents, we have assumed the authenticity of original documents, the accuracy of copies, the genuineness of signatures, and the legal capacity of signatories.

We have also assumed, in rendering the opinion set forth below, that:

(i)         WFFT is registered with the SEC under the 1940 Act as a diversified, open-end management investment company.  As a series fund, under Section 851(g) of the Code, each of the Acquiring Fund and Target Fund is treated as a separate corporation and taxpayer for U.S. federal income tax purposes;

(ii)        Any representation of fact in the documents upon which we have relied that is made “to the knowledge” or similarly qualified is correct without such qualification; and

(iii)       Each of the Target Fund and Acquiring Fund will not deviate from the Plan when completing the Reorganization.

On the basis of, and subject to the foregoing, and in reliance upon the representations and assumptions described above, we are of the opinion that the Reorganization will qualify as a reorganization within the meaning of Section 368(a) of the Code.

This opinion is based on existing law as contained in the Code, final and temporary Treasury Regulations promulgated thereunder, administrative pronouncements of the Internal Revenue Service (the “IRS”) and court decisions all as of even date herewith.  The provisions of the Code and the Treasury Regulations, IRS administrative pronouncements and case law upon which this opinion is based could be changed at any time, perhaps with retroactive effect.  In addition, some issues under existing law that could significantly affect our opinion have not yet been addressed authoritatively by the IRS or the courts, and our opinion is not binding on the IRS or the courts.  Hence, there can be no assurance that the IRS will not challenge, or that the courts will agree with, our conclusions.

In addition, the opinion set forth herein is based upon facts and circumstances as they exist as of the date hereto, and any change in the facts as set forth herein, or in existing law or the investments of the funds, could affect the opinion expressed herein, perhaps adversely.  We assume no obligation to update or supplement such opinion to reflect any change in facts or circumstances which may hereafter come to our attention.

Pursuant to U.S. Treasury Circular 230, you are hereby informed that the U.S. federal tax advice contained herein (i) is not intended or written to be used, and cannot be used, by any taxpayer for the purpose of avoiding U.S. tax penalties and (ii) is written in connection with the Plan.  Each taxpayer should seek advice based on its particular circumstances from an independent tax advisor.

We hereby consent to the use of our name under the captions “Tax Information” and “Qualification of the Mergers as Tax-Free ‘Reorganizations’ Under the Internal Revenue Code” in the Prospectus/Proxy and to the use of this opinion for filing as Exhibit 12 to the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC thereunder, nor do we thereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations of the SEC promulgated thereunder.

Pursuant to U.S. Treasury Circular 230, you are hereby informed that the U.S. federal tax advice contained herein (i) is not intended or written to be used, and cannot be used, by any taxpayer for the purpose of avoiding U.S. tax penalties and (ii) is written in connection with the Plan.  Each taxpayer should seek advice based on its particular circumstances from an independent tax advisor.

                                                            Very truly yours,

                                                            Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.